NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Third Quarter Results

Utica, N.Y., October 15, 2003 -Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today its financial results for the quarter ended September 30, 2003. Net income was $3.6 million, or $0.26 per diluted share for the third quarter compared with $3.1 million, or $0.23 per diluted share for the third quarter of 2002, an improvement of approximately 16%. The 2003 results were positively impacted by the acquisition of Herkimer Trust Corporation on December 27, 2002.

Net interest income for the three months ended September 30, 2003 totaled $11.6 million, an increase of 27.4% over the $9.1 million for the same period in 2002. The improvement in net interest income occurred primarily as a result of growth in earning assets from the Herkimer acquisition, and because the Company aggressively managed its funding costs in a downward interest rate environment. The net interest margin for the three months ended September 30, 2003 and 2002 was 3.95% and 3.76%, respectively. The net interest margin for the third quarter was also consistent with the 3.93% recorded for the second quarter of this year as the Company continued to manage its exposure to changing interest rates.

Non-interest income totaled $3.2 million for the three months ended September 30, 2003 and was 21.8% of revenue, compared with $2.0 million and 18.0% of revenue for the third quarter of 2002. The improvement in non-interest income was primarily attributed to a greater number of customers and new products obtained through the Herkimer acquisition. The Company now offers trust services and has increased efforts to expand fee generating product lines, such as the sale of title insurance, non-deposit investment products, and the rollout of an overdraft protection program.

Non-interest expenses were $9.0 million for the third quarter of 2003, compared with $6.3 million for the same period in 2002. The increase in expenses is primarily attributable to the costs of running a larger, more diverse bank as a result of the Herkimer acquisition. During the third quarter of 2003, the Company recognized $445,000 of expenses related to its employee stock ownership plan and long-term stock incentive plan compared with $255,000 in the third quarter of 2002. Additionally, the Company recognized $292,000 of expense related to the amortization of intangible assets recorded in the Herkimer merger. There was no such expense in the third quarter of 2002.

Net income for the nine months ended September 30, 2003, was $10.8 million, or $0.79 per diluted share, compared with $6.5 million, or $0.30 per diluted share for the same period in 2002. The 66.8% improvement in net income reflects the same items discussed in the quarterly analysis and the impact of the Bank's mutual holding company reorganization completed on April 3, 2002. In connection with the reorganization, the Company formed the SBU Bank Charitable Foundation and recognized a $2.1 million contribution expense, or approximately $1.3 million after income taxes. Earnings per share period-to-period increased proportionately more than the increase in net income because earnings per share in 2002 was calculated only on earnings subsequent to the Company's reorganization.

The following table summarizes the year-to-date impact of the common stock benefit plans and intangible asset amortization on period-to-period expenses.
	Nine Months Ended September 30,
	2003	2002	Increase
	(In thousands)
Common stock benefit plans	$ 1,224	$ 510	$ 714
Intangible asset amortization	936	-	936

Total assets of the Company were $1.29 billion at September 30, 2003, a $48.4 million, or 3.6% reduction from the end of 2002. The decline is primarily attributed to a $48.7 million reduction in interest-bearing deposits at other banks and federal funds sold in order to reduce borrowings by $21.6 million and to fund a $38.2 million reduction in deposits. John Zawadzki, President and CEO of the Company, stated, "While some of the reduction in deposits is timing-related, our continued aggressive management of our cost of funds to support the Company's net interest margin has resulted in our deposit rates being below much of the competition. This resulted in outflow to other financial institutions." Certificates of deposit accounted for the majority of the decline in deposits, and were $25.2 million lower at September 30, 2003 than the end of 2002.

Non-performing assets declined $5.0 million, to $9.1 million at September 30, 2003, and were 0.71% of total assets, compared with 1.06% of assets at December 31, 2002. The reduction in non-performing assets reflects substantial effort to improve the Company's asset quality and a $1.5 million charge-off of one non-performing commercial loan. Management had previously fully provided for this loss in the allowance for loan losses, and as such, this charge-off did not significantly affect the Company's third quarter earnings.

The Company had an investment of $12.3 million in Federal Home Loan Bank of New York (FHLBNY) common stock at September 30, 2003. The FHLBNY reported that it suspended the October dividend payment on this stock. This announcement had no impact on the Company's third quarter results, however fourth quarter earnings before tax compared to the third quarter of 2003, will be reduced by approximately $150,000. Future quarter earnings will be impacted to the extent the FHLBNY continues the dividend suspension or reduces the dividend amount from that previously paid.

Attached to this press release is summarized financial information for the quarter and year-to-date period ended September 30, 2003.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for SBU Bank, which was founded in 1839. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993
	September 30, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 1,285,114	$ 1,333,503
Gross loans (1)	810,832	809,610
Allowance for loan losses	9,536	10,989
Securities	347,510	345,700
Goodwill	34,523	34,523
Other intangible assets, net	3,538	4,461
Deposits	817,023	855,211
Borrowings (2)	275,961	297,595
Shareholders' equity	173,157	165,437
Non-performing loans	6,343	10,983
Other real estate owned	2,741	3,092
Trust department assets (3)	72,772	61,154

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
	(In thousands, except share data)
Selected Operating Data:
Interest income	$ 16,994	$ 15,843	$ 52,949	$ 47,373
Interest expense	5,367	6,715	17,565	21,327
Net interest income	11,627	9,128	35,384	26,046
Provision for loan losses	391	200	1,100	850
Net interest income after provision for loan losses	11,236	8,928	34,284	25,196
Net gain (loss) on sale of securities available-for-sale	-	-	-	(19)
Other non-interest income	3,241	1,998	8,401	5,134
Merger expenses	-	4	-	4
Contribution expenses	18	53	131	2,235
Other non-interest expense	8,982	6,279	26,332	18,508
Income before income tax expense	5,477	4,590	16,222	9,564
Income tax expense	1,862	1,479	5,423	3,088
Net income	$ 3,615	$ 3,111	$ 10,799	$ 6,476
Basic earnings per share	$ 0.27	$ 0.23	$ 0.80	$ 0.30
Diluted earnings per share	$ 0.26	$ 0.23	$ 0.79	$ 0.30
Basic weighted average shares outstanding	13,532,398	13,730,775	13,519,703	13,722,233
Diluted weighted average shares outstanding	13,789,794	13,730,775	13,715,481	13,722,233
Dividends paid per share	$ 0.10	$ 0.05	$ 0.24	$ 0.05

(1)	Loans are shown net of net deferred fees and costs and unearned discounts. Includes loans held for sale.
(2) Includes mortgagors' escrow funds.
(3)	Not included in total assets.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003(1)	2002(1)	2003(1)	2002(1)

Selected Financial and Other Data: (2)
Performance Ratios:
Return on average assets	1.11%	1.20%	1.11%	0.85%
Return on average equity	8.22%	7.47%	8.46%	6.11%
Interest rate information:
Yield on assets	5.77%	6.53%	6.02%	6.66%
Cost of funds	2.13%	3.28%	2.31%	3.47%
Net interest rate spread	3.64%	3.25%	3.71%	3.19%
Net interest margin (3)	3.95%	3.76%	4.02%	3.66%
Net charge-offs to average loans	0.93%	0.11%	0.42%	0.10%
Efficiency ratio (4)	61.95%	57.70%	61.26%	67.13%

	September 30, 2003	December 31, 2002

Asset Quality Ratios:
Non-performing loans to total loans	0.78%	1.36%
Non-performing assets to total assets	0.71%	1.06%
Allowance for loan losses to non-performing loans	150.34%	100.05%
Allowance for loan losses to total loans (5)	1.18%	1.37%

Equity ratios:
Book value per share	$ 12.56	$ 12.04
Book value per share,
including unallocated ESOP shares	12.19	11.65
Tangible book value per share	9.80	9.20
Tangible book value per share
including unallocated ESOP shares	$ 9.51	$ 8.90
Tier 1 leverage ratio	10.63%	9.37%

(1) Ratios have been annualized where appropriate.
(2) Averages presented are daily averages.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income
	and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Total loans excludes loans held for sale.

	2003			2002
	Third	Second	First	Fourth

Selected Quarterly Financial Data

Interest income	$ 16,994	$ 17,445	$ 18,510	$ 15,517
Interest expense	5,367	5,826	6,372	6,299
Net interest income	11,627	11,619	12,138	9,218
Provision for loan losses	391	283	425	300
Net interest income after provision for loan losses	11,236	11,336	11,713	8,918
Net gain (loss) on sale of securities available-for-sale	-	-	-	-
Other non-interest income	3,241	2,748	2,411	1,732
Merger expenses	-	-	-	1,712
Other non-interest expense	9,000	8,692	8,770	6,272
Income before income tax expense	5,477	5,392	5,354	2,666
Income tax expense	1,862	1,782	1,780	730
Net income	$ 3,615	$ 3,610	$ 3,574	$ 1,936
Basic earnings per share	$ 0.27	$ 0.27	$ 0.26	$ 0.14
Diluted earnings per share	$ 0.26	$ 0.26	$ 0.26	$ 0.14
Basic weighted average shares outstanding	13,532,398	13,519,624	13,506,805	13,589,711
Diluted weighted average shares outstanding	13,789,794	13,718,119	13,636,850	13,660,561
Dividends paid per share	$ 0.10	$ 0.07	$ 0.07	$ 0.05
Net interest margin (1)	3.95%	3.93%	4.19%	3.82%
Return on average assets	1.11%	1.11%	1.11%	0.75%
Return on average equity	8.22%	8.48%	8.70%	4.57%
Efficiency ratio (2)	61.95%	61.02%	60.80%	74.24%

(1) Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.